Exhibit 1

April 4, 2005 Annuity Investors Life Insurance Company 525 Vine St. Cincinnati, OH

Re: Consent to Assign Certain Agreement(s) regarding Wells Fargo Funds and/or Strong Funds to Wells Fargo Funds Distributor, LLC, a new distributor

Dear Mr. John Gruber,

Thank you for reviewing the new agreement(s) sent to you earlier this year between your firm and Wells Fargo Funds Distributor, LLC and, in some cases, Wells Fargo Funds Management, LLC on behalf of the “new” Wells Fargo fund family. The integration of the Wells Fargo and Strong fund families will be completed on April 11th and unfortunately, we do not have a signed agreement in place for your firm yet.

In the interim, in order not to interrupt your dealer, shareholder servicing, and/or revenue sharing payments, we are requesting that you sign, dale and return this letter by Friday, April 8, 2005 to acknowledge an assignment of your past agreement(s) to Wells Fargo Funds Distributor, LLC on behalf of the new Wells Fargo fund family. This assignment will stay in effect until July 31, 2005 or until we receive an executed new agreement, whichever is sooner.

Please note that by signing this letter, you acknowledge that all current financial and operational terms and conditions of your existing Wells Fargo or Strong funds related agreement(s) will be upheld. In cases where your firm had an agreement with both Strong and Wells Fargo fund families, we will apply revenue sharing of your existing arrangements on a fund-by-fund-basis, based on the fund’s accounting survivor.

We look forward to finalizing the new agreement(s) with your firm as soon as possible, and appreciate your time and attention to this matter. Please fax this signed form to: Chris Cosentino at 415-977-9300.

Regards,

Wells Fargo Funds Distributor, LLC	Wells Fargo Funds Management, LLC

/s/ Cara D. Peck	/s/ Karla M. Rabusch

Cara D. Peck	Karla M. Rabusch
President	President

Agreed and Accepted as of April 5, 2005

Annuity Investors Life Insurance Company

(Firm Name)

/s/ John P. Gruber

Authorizing Signature

John P. Gruber

Print Name

Vice President

Title

CinLibrary 1500279v.1